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                                                               EXHIBIT (a)(1)(A)

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                         UNITED STATES EXPLORATION, INC.
                            1560 BROADWAY, SUITE 1900
                             DENVER, COLORADO 80202
                                 (303) 863-3550

                           OFFER TO PURCHASE FOR CASH

                  UP TO 1,500,000 SHARES OF ITS COMMON STOCK

                    AT A PURCHASE PRICE OF $1.50 PER SHARE

                               November 21, 2002

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., MOUNTAIN
              TIME, ON DECEMBER 23, 2002 UNLESS THE OFFER IS EXTENDED.




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                                TABLE OF CONTENTS

Summary of Our Offer.....................................................      1

Forward Looking Statements...............................................      5

The Offer................................................................      6

SECTION 1.    Terms of the Offer; Proration..............................      6

SECTION 2.    Purpose of the Offer; Certain Effects of the Offer.........      7

SECTION 3.    Procedures for Tendering Shares............................     10

SECTION 4.    Withdrawal Rights..........................................     15

SECTION 5.    Purchase of Shares and Payment of Purchase Price...........     16

SECTION 6.    Conditional Tender Of Shares...............................     16

SECTION 7.    Conditions of the Offer....................................     17

SECTION 8.    Market for and Price Range of Shares.......................     19

SECTION 9.    Source and Amount of Funds.................................     20

SECTION 10.   Certain Information Concerning the Company.................     20

SECTION 11.   Interests of Directors and Executive Officers; Transactions
              and Arrangements  Concerning Shares........................     21

SECTION 12.   Effects of the Offer on the Market for Shares; Registration
              Under the Exchange Act.....................................     23

SECTION 13.   Certain Legal Matters; Regulatory Approval.................     24

SECTION 14.   Certain United States Federal Income Tax Consequences......     24

SECTION 15.   Extension of the Offer; Termination; Amendment.............     26

SECTION 16.   Solicitation Fees and Expenses.............................     27

SECTION 17.   Miscellaneous..............................................     28

                              SUMMARY OF OUR OFFER

      United States Exploration, Inc. is offering to purchase up to 1,500,000 shares of its common stock, $0.0001 par value, at a price of $1.50 per share, net to the seller in cash. The terms and conditions of the offer are described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. The following questions and answers summarize the terms of the offer. This summary does not describe all of the details of the offer. To understand the offer fully and for a more complete description of the terms of the offer, you should carefully read this entire Offer to Purchase and the Letter of Transmittal. The section references following the questions in the summary direct you to a more complete description of the topics mentioned in the summary.

      WHAT SECURITY IS THE COMPANY OFFERING TO PURCHASE? (SECTION 1)

      - We are offering to purchase up to 1,500,000 shares of our common stock that shareholders properly tender in the offer.

      HOW MUCH WILL THE COMPANY PAY ME FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT? (SECTIONS 1 AND 5)

      - We will pay you $1.50 per share, net to you in cash, for each of your shares that we purchase in the offer. We will make this payment by check promptly after the expiration of the offer period and determination of the proration factor.

      - We will not pay interest on the purchase price, even if there is a delay in making payment.

      DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? (SECTION 9)

      - We intend to obtain the funds required to purchase the shares in the offer and pay related fees and expenses through our existing line of credit with the Bank of Oklahoma, N.A. We have received the Bank's consent to borrow under the line for that purpose.

      WHEN DOES THE TENDER OFFER EXPIRE? CAN THE COMPANY EXTEND THE OFFER, AND IF SO, HOW WILL I BE NOTIFIED? (SECTIONS 1 AND 15)

      - The offer expires on December 23, 2002, at 5:00 p.m., Mountain Time, unless it is extended by us.

      -     We may extend the offer at any time.

      - If we extend the offer, we will make a public announcement of the extension or otherwise communicate the extension to our shareholders.

      WHAT IS THE PURPOSE OF THE OFFER? (SECTION 2)

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      -     The offer provides shareholders an opportunity to sell stock in the
            Company at a modest premium to the market price at the time the offer is made without adversely affecting the market for the stock and without incurring brokerage commissions. Based on historical trading volume, we do not believe that the market would absorb 1,500,000 shares at the current price.

      - At the same time, we believe that the offer is an attractive use of our financial resources that will allow us to maintain the financial flexibility we need to continue to execute our strategic plan. Accordingly, we believe that the offer is consistent with our corporate goal of increasing long-term shareholder value.

      - Shareholders who choose not to tender their shares may also benefit from the offer. Non-tendering shareholders will own a larger interest in a company with potentially higher earnings per share.

      WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (SECTION 7)

      - Our obligation to accept for payment, purchase and pay for any shares tendered depends upon a number of conditions, including:

            (a) No legal action shall have been threatened or filed that might adversely affect the offer.

            (b) No one shall have proposed, announced or made a tender or exchange offer (other than the offer), merger, business combination or other similar transaction involving us.

            (c) No material change in the business, condition (financial or otherwise), income, operations or prospects of the Company shall have occurred during the offer.

            The offer is subject to other conditions. See Section 7 of the Offer to Purchase for a more detailed discussion of the conditions of the offer.

      HOW DO I TENDER MY SHARES? (SECTION 3)

      - If you are the registered holder of your shares and decide to tender your shares, you must:

            (a) Deliver your shares by mail or other physical delivery or book-entry transfer and deliver a completed and signed Letter of Transmittal by physical delivery or facsimile transmission or, in the case of a book-entry transfer, an Agent's Message, to Securities Transfer Corporation, at the address or fax number given on the outside back cover of this offer, before 5:00 p.m., Mountain Time, on December 23, 2002, or such later time and date to which we may extend the offer; or

            (b) If certificates for your shares are not immediately available for delivery to Securities Transfer Corporation, comply with the guaranteed delivery procedure (described in Section 3) before 5:00 p.m., Mountain Time, on December 23, 2002, or such later time and date to which we may extend the offer.

            If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to tender your shares on your behalf. You should contact the nominee to arrange for the tender.

      - Contact the Company or your broker for assistance. The appropriate contact information for the Company is given at the end of this summary.

      UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES? (SECTION 4)

      - You may withdraw your tendered shares at any time before 5:00 p.m., Mountain Time, on December 23, 2002 or such later time and date to which we may extend the offer, and, unless we have already accepted your shares for payment, at any time after January 21, 2003.

      IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED? WILL TENDERED SHARES BE PRORATED? (SECTION 1)

      - First, we will purchase shares from all holders of odd lots of less than 100 shares who properly tender all of their shares; and

      -     Second, subject to the conditional tender provisions described in
            Section 6 of the Offer to Purchase, we will purchase all other shares tendered on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

      WHAT DO THE COMPANY AND ITS BOARD OF DIRECTORS THINK OF THE OFFER? (SECTION 2)

      - While our board of directors has authorized the offer, neither the Company nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares.

      - You must decide whether to tender your shares and, if so, how many shares and upon what conditions to tender.

      WHAT IS THE RECENT MARKET PRICE OF MY SHARES? (SECTION 8)

      - On November 19, 2002, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the AMEX as reported in financial publications was $1.25 per share.

      -     YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR YOUR SHARES.


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      WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

      - For additional information or assistance, you may contact the Company at (303) 863-3550. Please ask for Bruce Benson or Mike Murphy.

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                           FORWARD LOOKING STATEMENTS

      This Offer to Purchase contains statements that are not historical facts and constitute forward-looking statements. When we use words such as believes, expects, anticipates, intends, plans, estimates, may, should or similar expressions, or when we discuss our strategy, plans, projections or forecasts, we are making forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:

      - drilling, operating and marketing risks, including particularly the effects of fluctuations in prevailing price levels for oil and gas and the availability and cost of necessary goods and services;

      - national, international, regional and local economic, political and competitive conditions and developments; and

      - other factors described in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and in the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

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                                    THE OFFER

      SECTION 1. TERMS OF THE OFFER; PRORATION

      OFFER AND PURCHASE PRICE. Upon the terms and subject to the conditions of this offer and in the Letter of Transmittal, United States Exploration, Inc. (the Company) will purchase up to 1,500,000 shares properly tendered and not properly withdrawn in accordance with Section 4 before 5:00 p.m., Mountain Time, on December 23, 2002 (the Expiration Date) at a price of $1.50 per share.

      The Company may, in its sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term Expiration Date will refer to the latest time and date at which the offer, as extended by the Company, will expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the offer.

      Shareholders must specify the number of shares being tendered in accordance with Instruction 4 of the Letter of Transmittal. If a certificate representing more shares than are being tendered is delivered to the Company, or if all shares tendered are not purchased in the offer, including shares not purchased because of proration or conditional tenders, the shares not tendered or purchased will be returned to the tendering shareholders at the Company's expense promptly following the Expiration Date.

      The Company reserves the right to purchase more than 1,500,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission, the Company may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15.

      If the Company (1) increases or decreases the price that may be paid for shares above or below $1.50 per share, (2) increases the number of shares that it may purchase in the offer by more than 2% of the outstanding shares or (3) decreases the number of shares that it may purchase in the offer, then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

      PRIORITY OF PURCHASES. If more than 1,500,000 shares (or a greater number of shares as the Company may elect to purchase) have been properly tendered and not properly withdrawn before the Expiration Date, the Company will purchase properly tendered shares on the basis set forth below:

      First, the Company will purchase all shares tendered by any Odd Lot Holder (as defined below) who tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference) and completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      Second, subject to the conditional tender provisions described in Section 6, the Company will purchase shares to total 1,500,000 (or a greater number of shares as the Company may elect

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to purchase) from all tendering shareholders a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

      ODD LOTS. The term "odd lots" means all shares tendered by any person (an Odd Lot Holder) who owns beneficially or of record an aggregate of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available for partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled Odd Lots in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      PRORATION. If proration of tendered shares is required, the Company will determine the proration factor promptly following the Expiration Date. The proration factor will be calculated by dividing the maximum number of shares sought in this offer by the total number of shares tendered (in each case, less the number of shares tendered by Odd Lot Holders). The proration factor will be multiplied by the number of shares tendered by each tendering shareholder, other than an Odd Lot Holder. The Company will announce the final proration factor and commence payment for any shares purchased pursuant to the offer promptly following the Expiration Date.

      As described in Section 14, the number of shares that the Company will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

      SECTION 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

      Beginning in December 2000, the Company's board of directors undertook a comprehensive evaluation of strategic alternatives to maximize shareholder value. McDonald Investments, Inc. was retained to advise the board in that effort. A variety of alternatives were considered, including a sale of the Company and a merger of the Company with other public or private oil and gas companies to create a larger enterprise with a higher market capitalization and larger public float. A number of potential buyers or merger partners for the Company were identified and contacted and several of the companies contacted reviewed information and provided preliminary indications of interest to the Company. No offer was made by a financially capable buyer.

      When the process of assessing alternatives to maximize shareholder value was commenced, market and economic conditions were quite favorable. Oil and gas prices were very high at year end 2000. Since that time, conditions have deteriorated significantly. Gas prices in the Rocky Mountain region have declined substantially and are lower than those in other producing areas of the country. However, the Company believes that oil and gas prices in the Rocky Mountain region should improve, both in absolute terms and in relation to prices in other parts of the country, during the 2002 - 2003 winter heating season.

      The Company continues to be interested in a transaction that would provide liquidity to all of its shareholders, and McDonald Investments, Inc. is still advising the board in that connection. However, there is no currently pending proposal for such a transaction. Accordingly, in order to provide an opportunity for liquidity to its shareholders at volume levels that have not historically been available in the market, the board determined that the Company should offer to purchase up to 1,500,000 shares at a modest premium to the market price of the stock. In the first ten months of 2002, a total of 2,098,400 shares of the Company's common stock were traded, an average of approximately 10,872 shares per trading day. At this level, it would be difficult for our shareholders to sell 1,500,000 shares within the foreseeable future without having a negative impact on the market price of the stock. To illustrate, on October 24, 2002, a total of 300,500 shares traded in a single trading day. The Company's stock opened at $1.25 per share, traded as low as $0.75 per share, and recovered to close at $1.15 per share. The purpose of the offer is to address that liquidity concern by allowing shareholders the opportunity to sell up to 1,500,000 shares, without incurring customary commissions and other transaction costs, including odd lot discounts, and without adversely impacting the market price of our common stock.

      From the standpoint of the Company and its shareholders who do not tender in the offer, the board of directors believes that the repurchase of the Company's outstanding shares in the offer is an efficient and effective use of the Company's capital. The board does not believe that current market prices for the Company's stock are reflective of the underlying value of its oil and gas properties. Further, the board concluded that the additional debt to be incurred in the offer, as described in Section 9, and the resulting decrease in borrowings available for other purposes will not interfere with the Company's ability to continue to develop and operate its oil and gas properties.

      Accordingly, the Company believes that the offer is consistent with its corporate goal of increasing long-term shareholder value. After the offer is completed, assuming the incurrence of $2.5 million of debt for the repurchase, the Company believes that its capital structure will be strong enough to allow it to continue to make all necessary investments to operate and develop its properties. The Company believes that its anticipated cash flow from operations, access to credit facilities and financial condition will, taken together, be adequate for its needs for the foreseeable future. However, actual experience may differ significantly from the Company's expectations. Future events, such as drilling, operating and market risks, including particularly

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the effects of fluctuations in prevailing price levels for oil and gas and the availability and cost of necessary goods and services, regulatory developments, political and economic risks, or levels of capital and other expenditures, could have the effect of reducing the Company's available cash or might reduce or adversely affect the availability or cost of external financial resources.

      Shareholders who determine not to accept the offer will realize a proportionate increase in their relative ownership interest in the Company and thus in its future earnings and assets. However, there can be no assurance that the Company will not issue additional shares and other equity securities in the future. Non-tendering shareholders will own a larger interest in a company with potentially higher earnings per share, although the Company cannot assure you that earnings per share will be higher as a result of the offer.

      Shareholders may be able to sell shares which are not tendered, or tendered and not purchased, in the offer in the future on the AMEX or otherwise, at a net price higher than the purchase price in the offer. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by the Company in the offer.

      In addition, although it has no current plans to do so, following the offer the Company may purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to applicable regulations. Future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any future purchases by the Company, including purchases pursuant to its open market repurchase program, will depend on many factors, including:

      -     the market price of the shares;

      -     the results of the offer;

      -     the Company's business and financial position; and

      -     general economic and market conditions.

      The Company does not presently intend to repurchase shares if such repurchases could have the effect of causing the common stock to be delisted from the AMEX (see Section 12) or become eligible for termination of registration under Section 12 of the Exchange Act.

      Shares that the Company acquires in the offer will immediately be canceled and restored to the status of authorized but unissued shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or stock exchange rules) for all purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital and the satisfaction of obligations under existing or future employee compensation plans. The Company has no current plans for the issuance of shares repurchased pursuant to the offer.

      Except as disclosed in this Offer to Purchase, the Company currently has no plans, proposals or negotiations underway that relate to or would result in:

      - any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;

      - any purchase, sale or transfer of a material amount of assets of the Company, taken as a whole;

      - any material change in the present dividend policy, or indebtedness or capitalization of the Company;

      - any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

      - any other material change in the Company's corporate structure or business;

      - any class of equity securities of the Company to be delisted from a national securities exchange;

      - any class of equity securities of the Company becoming eligible for termination of registration under Section 12 of the Exchange Act;

      - the suspension of the Company's obligation to file reports under the Exchange Act;

      - the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

      - any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

      The board of directors of the Company has authorized the offer. However, neither the Company nor its board of directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares, and neither has authorized any person to make any recommendation. Shareholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender. The Company does not anticipate that any officer or director will sell any shares under the offer. See Section 11 for information as to the share ownership of the Company's officers and directors.

      SECTION 3.  PROCEDURES FOR TENDERING SHARES

      To be eligible to have your shares of common stock purchased in the offer, you must properly tender your shares on or prior to the Expiration Date. The method of delivery of the shares and the Letter of Transmittal and all other required documents are at your election and risk. Except as otherwise provided in the Letter of Transmittal, delivery will be deemed to have been made only when documents are actually received by the Depositary. The Depositary for the offer is Securities Transfer Corporation, whose address and fax number are given on the outside back cover of this offer. If delivery is by mail, we suggest that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to ensure timely receipt by the Depositary.

      Each shareholder desiring to tender shares pursuant to the offer must indicate the number of shares being tendered. In addition, Odd Lot Holders who tender all of their shares must complete the section captioned Odd Lots in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

      Shareholders may tender shares subject to the condition that all, a specified minimum number of shares or none be purchased. See Section 6. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned Conditional Tender on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

      TENDER OF SHARES HELD IN PHYSICAL FORM. To properly tender shares represented by a certificate registered in your name:

      (1) you must complete and sign the enclosed Letter of Transmittal, have your signature guaranteed if required by Instruction 1 of the Letter of Transmittal, and send or delivery your manually signed letter of transmittal, together with the certificates evidencing the shares being tendered and any other required documents, to the Depositary at the address set forth on the back cover of this Offer to Purchase; and

      (2) you must ensure that certificates representing your shares, the Letter of Transmittal and all other required documents are received by the Depositary on or prior to the Expiration Date.

If you cannot deliver your share certificates or other required documents to the Depositary on or prior to the Expiration Date, you may still be able to participate in the offer by tendering your shares through an Eligible Institution (as defined below) using the guaranteed delivery procedure described below.

      TENDER OF SHARES HELD THROUGH A CUSTODIAN. Shareholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Shareholders who hold shares through nominees should consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

      SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if:

      (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the Book-Entry Transfer Facility) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled Special Delivery Instructions or the box entitled Special Payment Instructions on the Letter of Transmittal; or

      (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an eligible guarantor institution, as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an Eligible Institution). See Instruction 1 of the Letter of Transmittal.

      If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

      In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares in accordance with the Automated Tender Offer Program of the Book-Entry Transfer Facility, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

      The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      BOOK-ENTRY DELIVERY. Book-entry delivery of shares tendered in the offer may be made in accordance with the Automated Tender Offer Program of the Book-Entry Transfer Facility. The Depositary will establish a temporary CUSIP number, known as a "contra-CUSIP," with respect to the shares tendered in the offer by book-entry transfer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to assign the contra-CUSIP number to the tendered shares in accordance with the Book-Entry Transfer Facility's procedures. Shares that are assigned the contra-CUSIP number will be segregated from all other shares of the Company's common stock held of record by the Book-Entry Transfer Facility. Although delivery of shares may be effected through the foregoing procedures, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

      The Automated Tender Offer Program allows participants, in lieu of physically completing the Letter of Transmittal and delivering it to the Book-Entry Transfer Facility, to electronically transmit their acceptance of this Offer to Purchase and the terms of the Letter of Transmittal to the Book-Entry Transfer Facility. The Book-Entry Transfer Facility will then transmit an Agent's Message to the Depositary. An "Agent's Message" is a message transmitted, either electronically or via overnight delivery, by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

      GUARANTEED DELIVERY. If a shareholder desires to tender shares pursuant to the offer but the shareholder's share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

      (1) the tender is made by or through an Eligible Institution;

      (2) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

      (3) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares in accordance with the Automated Tender Offer Program of the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

      RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

      UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the federal income tax laws, the Company will be required to withhold a portion of the amount of the purchase price paid to certain shareholders pursuant to the offer. To avoid such backup withholding, each such shareholder must provide the Depositary with such shareholder's taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

      DETERMINATION OF VALIDITY; REJECTION OF SHARES. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by the Company, in its reasonable discretion, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and the Company's interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the offer, or any defect or irregularity in any tender of shares. Neither the Company nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

      TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; THE COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer, as well as the tendering shareholder's representation and warranty to the Company that (1) the shareholder has a net long position, within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the offer.

      LOST OR DESTROYED CERTIFICATES. If any certificate representing shares has been lost, destroyed or stolen, the shareholder should promptly notify the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

      Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company. Any certificates delivered to the Company will not be forwarded to the Depositary and will not be deemed to be properly tendered.

      SECTION 4. WITHDRAWAL RIGHTS

      Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date. Thereafter, tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless previously accepted for payment by the Company in this offer. If the Company extends the period of time during which the offer is open or the Company is delayed in purchasing shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to the Company's rights under the offer, the Depositary may, on behalf of the Company, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

      For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address or facsimile number on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its reasonable discretion, which determination will be final and binding on all parties. Neither the Company nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

      Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

      If the Company extends the offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to the Company's rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

      SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

      Promptly following the Expiration Date, the Company will accept for payment and pay for up to 1,500,000 shares (or such greater number of shares as the Company may elect to purchase) properly tendered and not properly withdrawn before the Expiration Date. For purposes of the offer, the Company will be deemed to have accepted for payment (and therefore purchased) shares that are properly tendered and not properly withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the offer.

      The Company will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay due to expected proration, but only after timely receipt by the Depositary of certificates for shares, or of a timely Book-Entry Confirmation in accordance with the Automated Tender Offer Program of the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, and any other required documents.

      In the event of proration, the Company will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. Certificates for all shares tendered and not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder at the Company's expense promptly after the Expiration Date or termination of the offer without expense to the tendering shareholders.

      The Company will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the offer. However, if payment of the purchase price is to be made to, or unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any, payable by reason of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

      Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to mandatory United States federal income tax backup withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the offer. See Section 3.

      SECTION 6. CONDITIONAL TENDER OF SHARES

      Subject to the exceptions for Odd Lot Holders described in Section 1, if more than 1,500,000 shares are tendered, the Company will prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that all or at least a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned Conditional Tender in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor.

      Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

      If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 1,500,000 (or such greater number of shares as the Company may elect to purchase) then, to the extent feasible, the Company will select enough of the conditional tenders that would otherwise have been withdrawn to permit the Company to purchase 1,500,000 shares (or such greater number of shares as the Company may elect to purchase). In selecting among the conditional tenders, the Company will select by lot treating all tenders by a particular taxpayer as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased.

      SECTION 7. CONDITIONS OF THE OFFER

      Subject to the rules under the Exchange Act, the Company may terminate or amend the offer or postpone the acceptance or purchase of, or payment for, shares tendered, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events have occurred (or have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by the Company), makes it inadvisable to proceed with the offer or with acceptance for payment:

      (1) there has been threatened or instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, or by any other person, before any court, authority, agency or other tribunal that directly or indirectly:

      - challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

      - in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the offer to the Company;

      (2) there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or the Company, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, that, in the Company's reasonable judgment, could directly or indirectly:

      - make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

      - delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares;

      - materially impair the contemplated benefits of the offer to the Company; or

      - materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the offer to the Company;

      (3) there has occurred any of the following:

      - any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

      - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      - the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

      - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

      - any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in the reasonable judgment of the Company, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company, taken as a whole, or on the trading in the shares or on the proposed financing of the offer; or

      - in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

      (4) a tender or exchange offer for any or all of the shares (other than the offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, has been proposed, announced or made by any person or has been publicly disclosed; or

      (5) the Company determines that the consummation of the offer and the purchase of the shares may cause the shares to be delisted from the AMEX or to be eligible for deregistration under the Exchange Act.

      The conditions referred to above are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission to act by the Company) giving rise to any condition, and, other than the condition set forth in (5) above, may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the conditions described above, it may be required to extend the Expiration Date. Any determination by the Company concerning the events described above will be final and binding on all parties.

      SECTION 8. MARKET FOR AND PRICE RANGE OF SHARES

      The Company's common stock is listed on the American Stock Exchange under the symbol UXP. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the AMEX as reported in published financial sources in each such fiscal quarter:


                                                      High        Low
                                                      ----        ---
      Fiscal Year 2002
      Third Quarter                                   $1.70       $1.35
      Second Quarter                                  $2.55       $1.50
      First Quarter                                   $2.00       $1.35

      Fiscal Year 2001
      Fourth Quarter                                  $2.25       $1.51
      Third Quarter                                   $2.85       $1.65
      Second Quarter                                  $4.24       $1.53

      First Quarter                                   $2.00       $1.06

      Fiscal Year 2000
      Fourth Quarter                                  $1.81       $1.00

      On November 19, 2002, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported in financial publications was $1.25 per share. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

      SECTION 9. SOURCE AND AMOUNT OF FUNDS

      Assuming the Company purchases 1,500,000 shares pursuant to the offer at the purchase price of $1.50 per share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $2.5 million. The Company intends to finance this amount through its existing $15 million revolving line of credit with Bank of Oklahoma, N.A.

      The revolving line of credit is available through May 1, 2004 in the amount of $15 million based upon the borrowing base redetermination as of October 2002, which may be decreased based on subsequent borrowing base determinations by the lender at each April 1 and October 1. The loan bears interest at rates varying from lender prime to 0.75% below lender prime (the effective rate as of September 30, 2002 was 4.00%), depending upon the outstanding principal balance of the loan, and is secured by all of the Company's oil and gas properties. Interest is payable monthly and principal is payable at the end of the credit term. Financial covenants included in the credit agreement require the Company to (i) maintain a tangible net worth of $8,000,000, (ii) maintain a debt coverage ratio (as defined in the credit agreement) of 1.25 to 1 and (iii) maintain a ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest ratio (as defined in the credit agreement) of 2.5 to 1. In addition, the facility prohibits the payment of dividends.

      The preceding summary of the credit agreement is qualified in its entirety by reference to the text of the credit agreement, which has been filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO to which this Offer to Purchase is attached. A copy of the Schedule TO may be obtained from the SEC in the manner provided in Section 10.

      SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY

      United States Exploration, Inc. is an independent producer of oil and natural gas. The Company's oil and gas properties are located in the Denver-Julesburg Basin in northeastern Colorado. The Company's address is 1560 Broadway, Suite 1900, Denver, CO 80202, and the telephone number is
(303) 863-3550.

      The following table sets forth the name, age and title of each director and executive officer of the subject company:

NAME                        AGE     TITLE
----                        ---     -----
Bruce D. Benson             64      Chairman of the Board of Directors, Chief Executive

NAME                        AGE     TITLE
----                        ---     -----
                                    Officer and President
Thomas W. Gamel             61      Director
Robert J. Malone            58      Director
Richard L. Robinson         73      Director
Bruce A Hocking             55      Director
F. Michael Murphy           61      Chief Financial Officer, Vice President and
                                    Secretary
John Wallace                42      Vice President of Exploration and
                                    Acquisitions
Shirley Kovar               53      Vice President -- Land

      We are subject to the informational filing requirements of the Exchange Act and are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to the our shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web-site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      SECTION 11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
                  AND ARRANGEMENTS CONCERNING SHARES

      The Company has 18,855,906 issued and outstanding shares as of October 31, 2002. The 1,500,000 shares that the Company is offering to purchase pursuant to the offer represent approximately 8% of the Company's shares outstanding.

      The following table sets forth as of October 31, 2002 the beneficial ownership of the Company's common stock by the each director and executive officer of the Company. The table also reflects the beneficial ownership of the Company's voting securities by each person known by the Company to own beneficially more than 5% of its common stock. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group. To the Company's knowledge, the shareholders listed below have sole voting and investment power, except as otherwise noted. All information is based upon filings with the Securities and Exchange Commission or upon information provided to the Company.

                                          AMOUNT OF                           PERCENT
SHAREHOLDER                         BENEFICIAL OWNERSHIP                     OF CLASS(1)
-----------                         --------------------                     -----------
Bruce D. Benson                          3,236,500                              17.16%
1560 Broadway, Suite 1900
Denver, CO 80202

Thomas W. Gamel                          604,280(2)                             3.16%
700 Broadway, Suite 800
Denver, CO 80202

Shirley Kovar                            75,200(3)                              0.40%
1560 Broadway, Suite 1900
Denver, CO 80202

John Wallace                             --                                     --
1560 Broadway, Suite 1900
Denver, CO 80202

Robert J. Malone                         466,676(4)                             2.44%
335 St. Paul Street
Denver, CO 80202

F. Michael Murphy                        200,000(5)                             1.05%
1560 Broadway, Suite 1900
Denver CO 80202

Richard L. Robinson                      461,576(6)                             2.42%
646 Bryant
Denver, CO 80202

Dale M. Jensen                           4,886,370(7)                           25.91%
26796 N 98th Way
Scottsdale, AZ 85255

Butte, Inc.                              1,282,818                              6.80%
P.O. Box 1328
Cheyenne, WY 82003

Donald Dillon                            1,282,818(8)                           6.80%
6600 South 56th Street
Lincoln, NE 68516

Bruce A. Hocking                         400(9)                                 --
5757 S 34th Street, Suite 100
Lincoln, NE 68516

(1) Based on 18,855,906 shares outstanding, plus, in the case of each individual or group, the number of shares that such individual has, or the members of such group have, the right to acquire within 60 days after that date.

(2) Includes (i) 106,288 shares held indirectly through a corporation of which Mr. Gamel has voting control and (ii) 238,733 shares underlying options that are currently exercisable.

(3) Includes 75,200 shares underlying options which are currently exercisable.

(4) Includes (i) 6,000 shares held by spouse, (ii) 10,000 shares held jointly with spouse and (iii) 238,733 shares underlying options that are currently exercisable.

(5) Includes 200,000 shares underlying options that are currently exercisable.

(6) Includes 238,733 shares underlying options that are currently exercisable.

(7) Includes 391,000 shares as to which Mr. Jensen has an irrevocable proxy.

(8) Includes 1,282,818 shares owned by Butte, Inc. (which is owned by Lancaster Ventures, LLC, of which Mr. Dillon is a member).

(9) Held in a retirement plan for the benefit of Mr. Hocking.

      On October 24, 2002, Thomas W. Gamel purchased, on the open market, 50,000 shares of the Company's common stock at $1.21 per share, inclusive of transaction costs. Except as described above, based on the Company's records and on information provided to the Company by its directors, executive officers, and affiliates, neither the Company nor any of its affiliates nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to the commencement of the offer.

SECTION 12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
            THE EXCHANGE ACT

      The Company's purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares.

      According to published guidelines, the AMEX will consider delisting the common stock of a company if (i) the number of shares publicly held by shareholders other than insiders is less than 200,000, (ii) the total number of public shareholders is less than 300, or (iii) the aggregate market value of publicly held shares is less than $1,000,000. Based upon these guidelines, the Company does not believe that its purchase of shares pursuant to the offer will cause its remaining shares to be delisted from the AMEX.

      The shares are currently margin securities under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. The Company believes that, following the purchase of shares pursuant to the offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

      The shares are registered under the Exchange Act, which requires, among other things, that the Company furnish information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

      SECTION 13. CERTAIN LEGAL MATTERS; REGULATORY APPROVAL

      The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of shares as contemplated in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of shares as contemplated by the offer. The Company does not believe that its purchase of shares pursuant to the offer will violate or require any regulatory approval under applicable anti-trust laws. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company cannot predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

      SECTION 14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain United States federal income tax consequences of the offer to United States Holders (as defined below) whose shares are tendered and accepted for payment pursuant to the offer. Those shareholders who do not participate in the offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the Code), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary assumes that shares held by shareholders are held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to other types of shareholders subject to special rules (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, S corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a straddle or as part of a hedging or conversion transaction, persons that have a functional currency other than the United States dollar, or persons who acquired their shares upon the exercise of stock options or otherwise as compensation). This summary also does not address the state, local, foreign or other tax consequences of participating in the offer.

      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO YOU OF PARTICIPATING IN THIS OFFER.

      A United States Holder is a holder of shares that for United States federal income tax purposes is:

      -     a citizen or resident of the United States;

      - a corporation or partnership created or organized in or under the laws of the United States or any State or the District of Columbia;

      - an estate the income of which is subject to United States federal income taxation regardless of its source; or

      - a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

      A Non-United States Holder is a holder of shares other than a United States Holder.

      An exchange of shares for cash pursuant to the offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares purchased by the Company, except to the extent that the amount of cash received is attributable to accrued but unpaid dividends of which there are none. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year.

      The receipt of cash by a shareholder pursuant to the offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

      - is not essentially equivalent to a dividend with respect to the holder under section 302(b)(1) of the Code;

      - is a substantially disproportionate redemption with respect to the holder under section 302(b)(2) of the Code; or

      - results in a complete termination of the holder's stock interest in the Company under section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code (including shares that may be acquired through options that it owns).

      A distribution to a shareholder will be treated as not essentially equivalent to a dividend if it results in a meaningful reduction in the shareholder's stock interest in the Company. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the offer, a United States Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in the Company (including any ownership of shares constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in its interest in the Company.

      Satisfaction of the complete termination and substantially disproportionate exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. A distribution to a shareholder will result in a complete termination if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the offer or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in section 302(c)(2) of the Code. A distribution to a shareholder will be substantially disproportionate if the percentage of the outstanding voting stock of the Company actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the offer (treating shares exchanged pursuant to the offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding), and immediately following the exchange the shareholder owns less than 50% of the total combined voting power of the Company. In addition, the 80% reduction test must also be met with respect to all common stock (voting and nonvoting) of the Company.

      If a United States Holder's exchange of shares for cash pursuant to the offer does not constitute a sale or exchange, the receipt of cash by such holder pursuant to the offer will be treated as a dividend, taxable as ordinary income, to the extent of the Company's current or accumulated earnings and profits, as determined under Federal income tax principles. To the extent that the amount of the distribution exceeds the Company's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the offer, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the extraordinary dividend provisions of section 1059 of the Code.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

      SECTION 15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

      The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. The Company also expressly reserves the right, in its sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. The Company's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Mountain Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through its customary channels.

      If the Company materially changes the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, the Company will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

      (1) the Company increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

      (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the offer will be extended until the expiration of that period of ten business days. For purposes of the offer, a business day means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Mountain Time.

      SECTION 16. SOLICITATION FEES AND EXPENSES

      The Company has retained Securities Transfer Corporation to act as the Depositary in connection with the offer. The Depositary may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Depositary will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses.

      No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of shares pursuant to the offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the offer and related materials to the beneficial owners of shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent or the agent of the Depositary for purposes of the offer.

      SECTION 17. MISCELLANEOUS

      The Company is not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If the Company becomes aware of any such jurisdiction, the Company will make a good faith effort to comply with any applicable law. If, after a good faith effort, the Company cannot comply with any applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction.

      Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

      You should rely only on the information contained in this document or to which we have referred you. The Company has not authorized anyone to provide you with information or make any representation on behalf of the Company in connection with the offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the offer. If given or made, you should not rely on that information or representation as having been authorized by the Company.

                                    UNITED STATES EXPLORATION, INC.
                                    November 21, 2002

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below. To confirm delivery of shares, contact the Depositary.

                        THE DEPOSITARY FOR THE OFFER IS:

                         SECURITIES TRANSFER CORPORATION
                              PHONE: (469) 633-0101
                               FAX: (469) 633-0088

For deliveries by hand or courier:                      For deliveries by mail:
2591 Dallas Parkway, Suite 102                          P.O. Box 701629
Frisco, Texas 75034                                     Dallas, Texas 75370-9967